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                                                       Exhibit 99(a)



                                 News Release


For immediate release                        Contact: George W. Brawley, Jr.
                                                             President
                                                             (704) 664-4888


     Coddle Creek Financial Corp. Announces Special Cash Distribution

MOORESVILLE, N.C. -- (August 18, 1999) -- Coddle Creek Financial Corp. ("CDLC")
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announced today that its Board of Directors has declared a special cash distribution in the amount of $ 17.18 per share, payable on September 8, 1999 to shareholders of record as of the close of business on August 30, 1999. The Company expects that the greater part of the distribution will be a non-taxable return of capital, although the exact amount of the distribution that could be considered non-taxable cannot be confirmed until the Company determines its operating results for the tax year ending December 31, 1999. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to shareholders. Shareholders are advised to consult their tax advisors concerning the tax treatment of this one-time cash dividend.

Because of the magnitude of the cash distribution in relation to the Company's share price, rules of the National Association of Securities Dealers require that the stock trade ex-dividend on the day after payment, which will be September 9, 1999. Shareholders who sell their shares before the ex-dividend date transfer the right to receive the cash distribution to the buyers of the shares. On the ex-dividend date, the price of the Company's shares is expected to decrease by the amount of the distribution.

The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds approximately 48,273 shares of Company stock. The trustees of the ESOP expect to purchase additional shares in open market transactions beginning September 10, 1999 with the $829,000 it will receive from the distribution.

The Company expects that it will be required to record a charge to compensation expense related to payment of the distribution on shares of stock in its restricted stock plan for directors and officers of Mooresville Savings Bank. The amount of the charge is estimated to be approximately $210,000(after the related income tax benefits).
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George Brawley, President of the Company, said: "We believe that this payment shows our commitment to manage our capital prudently and for the best interests of our shareholders. In the future, we will continue to monitor our circumstances and our opportunities and to act consistently with our commitments to shareholders and regulatory agencies."

Coddle Creek is the parent holding company of Mooresville Savings Bank, a North Carolina state-chartered savings bank which operates 3 full service offices in Iredell and Mecklenburg Counties, North Carolina. At June 30, 1999, the Company had total assets of $138.2 million and stockholders equity of $45.7 million or 33% of total assets.